                                                                  Exhibit (a)(5)

LOGO  CS First Boston
                                                          CS First Boston
                                                          Corporation
                                                          Park Avenue Plaza
                                                          New York, New York
                                                          10055
                                                          Tel: (212) 909-2000

                           OFFER TO PURCHASE FOR CASH
                           ALL OUTSTANDING SHARES OF
                 CLASS A COMMON STOCK AND CLASS B COMMON STOCK
                                       OF
                                CCH INCORPORATED
                                       AT
                              $55.50 NET PER SHARE
                                       BY
                            WK ACQUISITION SUB, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                               WOLTERS KLUWER NV


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
          ON THURSDAY, JANUARY 4, 1996, UNLESS THE OFFER IS EXTENDED.


                                                                December 1, 1995

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

  We have been appointed by WK Acquisition Sub, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Wolters Kluwer nv, a corporation organized under the laws of The Netherlands (the "Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of Class A Common Stock, par value $1.00 per share (the "Class A Common Stock"), and Class B Common Stock, par value $1.00 per share (the "Class B Common Stock," and together with the Class A Common Stock, the "Shares"), of CCH Incorporated, a Delaware corporation (the "Company"), at a price of $55.50 per Share net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 1, 1995 (the "Offer to Purchase"), and in the related Letters of Transmittal (which together constitute the "Offer") enclosed herewith. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 27, 1995, among the Parent, the Purchaser and the Company (the "Merger Agreement").

  The Offer is conditioned upon, among other things, there being validly tendered by the Expiration Date (as defined in the Offer to Purchase) and not withdrawn at least that number of shares of Class A Common Stock which would constitute a majority of the outstanding shares of Class A Common Stock on a fully diluted basis (the "Minimum Condition"). In connection with entering into the Merger Agreement, the Parent, the Purchaser and certain stockholders of the Company (the "Sellers") beneficially owning Shares representing approximately 58% of the voting power of the outstanding Shares (the "Sellers' Shares") entered into the Stock Option and Tender Agreement, dated as of November 27, 1995 (the "Option Agreement"). Pursuant to the Option Agreement, the Sellers have, among other things, agreed to tender in the Offer and not withdraw all of the Sellers' Shares. THE MINIMUM CONDITION WILL BE SATISFIED UPON THE TENDER BY THE SELLERS OF THE SELLERS' SHARES.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

    1. The Offer to Purchase;

    2. The blue Letter of Transmittal to tender shares of Class A Common Stock for your use and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender such Shares);

    3. The green Letter of Transmittal to tender shares of Class B Common Stock for your use and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender such Shares);

    4. A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or time will not permit certificates for Shares and all other required documents to reach Morgan Guaranty Trust Company of New York (the "Depositary") by the Expiration Date or if the procedures for book-entry transfer cannot be completed on a timely basis;

    5. A letter from the President and Chief Executive Officer of the Company and the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission;

    6. A form of letter which may be sent to your clients for whose accounts you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    7. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    8. A return envelope addressed to the Depositary.

  YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THURSDAY, JANUARY 4, 1996, UNLESS THE OFFER IS EXTENDED.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extensions or amendments), the Purchaser will be deemed to have accepted for payment (and thereby purchased) all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of
(i) certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, the Midwest Securities Trust Company or the Philadelphia Depository Trust Company, pursuant to the procedures described in Section 3--"Procedures for Tendering Shares" of the Offer to Purchase and (ii) the appropriate Letter(s) of Transmittal (or manually signed facsimile(s) thereof), properly completed and duly executed with all required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, together with any other documents required by such Letter(s) of Transmittal.

  In order to take advantage of the Offer, the appropriate Letter(s) of Transmittal (or manually signed facsimile(s) thereof) duly executed and properly completed with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered, all in accordance with the instructions set forth in the appropriate Letter(s) of Transmittal and the Offer to Purchase.

  If holders of Shares wish to tender their Shares, but it is impracticable for them to tender their certificates on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3--"Procedures for Tendering Shares" of the Offer to Purchase.

  Neither the Parent nor the Purchaser will pay any fee or commission to any broker or dealer or any other person (other than the Dealer Manager as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Offer to Purchase and the related documents to the beneficial owners of Shares held by them as nominee or in a fiduciary capacity.

  The Purchaser will pay or cause to be paid all stock transfer taxes applicable to the purchase of Shares pursuant to the Offer, except as set forth in Instruction 7 of the appropriate Letter(s) of Transmittal.

  Any inquiries you have with respect to the Offer should be addressed to the Dealer Manager or the Information Agent at their addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed material may be obtained from the Information Agent or the Dealer Manager or from brokers, dealers, commercial banks or trust companies.

                                          Very truly yours,

                                          CS FIRST BOSTON CORPORATION

  NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE PURCHASER, THE PARENT, ANY AFFILIATE OF THE PURCHASER OR THE PARENT, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OR THE LETTERS OF TRANSMITTAL.